 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2015 (February 6, 2015)

SITESTAR CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada 333-06718 88-0397234
(State or Other Jurisdiction of Incorporation) (Commission File Number) (IRS Employer Identification No.)

7109 Timberlake Road, Lynchburg, VA  24502

 (Address of Principal Executive Offices) (Zip Code)

 (434) 239-4272

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ x ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2015, the registrant, Sitestar Corporation (“Sitestar” or the "Company"), entered into a Settlement Agreement and a Voting Agreement with Jeffrey I. Moore, Julia H. Moore, Jay B. Moore, William T. May, M & M Investments, Arquitos Capital Partners, LP, Arquitos Capital Management, LLC, Steven L. Kiel, Alesia Value Fund LLC, Alesia Asset Management LLC, Christopher Olin and Jeremy K. Gold (collectively, the “Moore Shareholder Group”) to end the challenge to the Board of directors and management of Sitestar by the Moore Shareholder Group filing its proxy statement seeking a special meeting of shareholders on February 12, 2015 to elect a nine member slate of directors to replace Frank Erhartic, Jr., President of Sitestar, and Daniel Judd, CFO of Sitestar.

In response to the Moore Shareholder Group proxy statement, Sitestar filed a complaint on January 29, 2015 in the United States District Court for the District of Nevada against the “Moore Shareholder Group, captioned Sitestar Corporation v. Jeffrey I. Moore, et. al. The complaint alleged that the Moore Shareholder Group violated federal securities laws by failing to disclose legally required information. Sitestar sought, among other remedies, a declaration from the court that the Moore Shareholder Group violated disclosure laws and an order (i) enjoining the Moore Shareholder Group from (a) acquiring additional shares of Sitestar until accurate and compliant Schedules 13D and 14A disclosures had been filed and (b) voting any proxies received prior to such time as the Court ascertained that the Moore Shareholder Group has filed accurate and compliant Schedules, (ii) authorizing expedited discovery, (iii) establishing a briefing schedule and hearing on a motion for a preliminary injunction and (iv) adjourning Sitestar's Special Meeting of Shareholders until 15 days after a decision on the motion for a preliminary injunction.

Under the terms of the Settlement Agreement and Voting Agreement, Sitestar and the Moore Shareholder Group agreed to elect a six member Board of Directors composed of three directors appointed by management—Frank Erhartic, Jr., Daniel Judd and Roger Malouf—and three directors appointed by the Moore Shareholder Group—Jeffrey I. Moore (a current Board member), Steven Kiel and Jeremy Gold--with the President of the Company having the deciding vote if there is a deadlocked Board so long as this right occurs 12 months after the date of the Settlement Agreement and Voting Agreement and the matter does not involve a change to the Sitestar Articles of Incorporation or By-Laws or a Board member directly. The parties also agreed that Board meetings would be held on not less than 35 day intervals. The parties agreed that Frank Erhartic, Jr. would continue to serve as President and CEO and that Daniel Judd would continue to serve as CFO and in the event either was terminated that they would receive they would receive a one year severance payment based upon their salaries as set forth the Company's Form 10-K for its fiscal year ended 2013 to be set forth in employment agreements for each of them to be negotiated with the new Board. Sitestar agreed as well to hire a financial consultant for not less than three months. Further, the Moore Shareholder Group agreed to withdraw its proxy statement, not to solicit the Sitestar shareholders for a period of 12 months from the date of these agreements and not to acquire any additional shares of common stock except to maintain their percentage ownership in the event Sitestar sells additional shares for a period of 12 months from the date of these agreements. Sitestar also agreed to dismiss the above lawsuit with prejudice and to seek the approval of the Moore Shareholder Group directors to declare or pay dividends, borrow money except as reasonably required for ordinary operations and increase the annual compensation of any employee, consultant or director. In addition, Sitestar agreed to reimburse the Moore Shareholder Group up to $40,000 for the expenses it incurred in connection with the proxy contest. The foregoing description is qualified in its entirety by reference to the contents of the Settlement Agreement and the Voting Agreement which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Sitestar issued a press release addressing the end of the proxy contest with the Moore Shareholder Group. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement Agreement dated February 6, 2015 between Sitestar Corporation and the Moore Shareholder Group
10.2	Voting Agreement dated February 6, 2015 between Sitestar Corporation and the Moore Shareholder Group
99.1	Sitestar Press Release dated February 11, 2015

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2015	Sitestar Corporation
	By:	/s/Frank Erhartic, Jr.
Frank Erhartic, Jr.
President and CEO